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                          Coastal Physician Group, Inc.

                 (Name of Registrant as Specified In Its Charter)

                          Coastal Physician Group, Inc.

                    (Name of Person(s) Filing Proxy Statement)

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         [X]  Fee paid previously with preliminary materials.





         [ ]  Check box if any part of the fee is offset as provided by
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              (1)  Amount Previously Paid:

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              (4)  Date Filed:





                       [LOGO COASTAL PHYSICIAN GROUP, INC.]
                              2828 Croasdaile Drive
                          Durham, North Carolina  27705


                                            September 4, 1996

         DEAR SHAREHOLDER:

              You have recently received a letter from Dr. Steven Scott, who is seeking your support to elect his hand-picked nominees to the Coastal Board in opposition to your management's candidates at Coastal's upcoming Annual Meeting, currently scheduled for Friday, September 27.

               DON'T BE FOOLED. THE REAL ISSUE IS WHO CAN YOU TRUST
                   TO BEST RESTORE VALUE FOR ALL SHAREHOLDERS.

              In our view, Dr. Scott's letter is merely a transparent ploy to mislead you about Company expenses for consultants Price Waterhouse and employment contracts for Chairman Jacque Sokolov, M.D., CEO Joseph Piemont, and CFO Steven Corman. WE BELIEVE HIS LETTER IS NOTHING MORE THAN A THINLY-VEILED ATTEMPT TO WIN YOUR VOTE BY DIVERTING YOUR ATTENTION FROM THE REAL ISSUE IN THIS ELECTION CONTEST. THAT IS: WHO CAN YOU TRUST TO RESTORE AND DELIVER MAXIMUM SHARE VALUE FOR THE BENEFIT OF ALL SHAREHOLDERS?

          REJECT STEVEN SCOTT WHO LOST MORE THAN HALF A BILLION DOLLARS
           IN SHAREHOLDER VALUE -- AN 80% DECREASE FROM COASTAL'S PEAK.

              STEVEN SCOTT WAS AT COASTAL'S HELM DURING THE COMPANY'S PERIOD OF DISMAL FINANCIAL PERFORMANCE IN WHICH YOUR INVESTMENT LOST ABOUT 80% OF ITS VALUE FROM COASTAL'S PEAK STOCK PRICE OF $40.25, REPRESENTING APPROXIMATELY $575,000,000 IN LOST
         SHAREHOLDER VALUE.

              The following graph dramatically shows the Company's miserable stock price performance from its January 31, 1994 peak until Dr. Scott was placed on leave on May 29, 1996:

                         January 31, 1994 - May 29, 1996
                       Coastal Physician Group Stock Price*

                         (Performance Graph Appears Here)

               Date     Last Sales Price     Date     Last Sales Price

               1/94          40 1/4          4/95          15 5/8
               2/94          36 1/4          5/95          15 5/8
               3/94          33 1/2          6/95          12 7/8
               4/94          32 5/8          7/95          14 1/8
               5/94          35              8/95          15 1/8





               6/94          33 3/4          9/95          17 1/2
               7/94          34 1/2         10/95          13 1/8
               8/94          34 1/2         11/95          14 1/8
               9/94          32 3/4         12/95          13 1/2
              10/94          31 1/2          1/96          11 7/8
              11/94          32 1/4          2/96          13
              12/94          27 3/8          3/96           8 7/8
               1/95          25              4/96           8 3/8
               2/95          26              5/96           7 7/8
               3/95          27 1/4

              * Each data point represents Coastal's last sale price on the last trading day of the corresponding month and year, except for the final point which represents Wednesday, May 29, 1996.


              Coastal's stock price decline was so swift and Dr. Scott's apparent inability to address this deteriorating situation so shocking that the Board determined it had no choice but to place Dr. Scott on leave in order to help procure a credit facility and resolve conflicts at the executive level.

              ASK YOURSELF: DO YOU REALLY WANT, BY ELECTING DR. SCOTT'S HAND-PICKED CANDIDATES, TO RETURN CONTROL OF YOUR COMPANY TO THE SAME MAN WHO PRESIDED OVER THIS DISASTROUS PLUNGE IN THE COMPANY'S VALUE? WE THINK THE ANSWER IS CLEARLY NO.

              DR. SCOTT NEGLECTS TO TELL YOU THAT HE NEGOTIATED ALL
               BUT ONE OF THE AGREEMENTS ABOUT WHICH HE COMPLAINS.

              Furthermore, although Dr. Scott's letter complains about the cost of Price Waterhouse and two senior executives, it neglects to tell you that, as Chief Executive Officer:

              - Steven Scott negotiated and voted to approve the Price Waterhouse contract.

              - Steven Scott negotiated and voted to approve Dr. Sokolov's employment contract.

              - Steven Scott negotiated and voted to approve Mr. Corman's employment contract.

              YOU SHOULD KNOW THAT STEVEN SCOTT CONTINUES TO RECEIVE $400,000 ANNUALLY FROM THE COMPANY EVEN THOUGH HE NEITHER HOLDS AN EXECUTIVE POSITION NOR PERFORMS ANY SERVICES FOR THE
         COMPANY. HE HAS ALSO DEMANDED $2.1 MILLION IN SEVERANCE PAY FROM THE COMPANY.

              Dr. Scott also complains about Mr. Piemont's compensation, but remember -- it was Dr. Scott who originally recruited Mr. Piemont to Coastal and later promoted him to Executive Vice





         President. Dr. Scott also recommended Mr. Piemont for the President's position.

              Dr. Scott also fails to note that the retention of Price Waterhouse would not have been necessary if the Company's financial performance had not failed so rapidly under Dr. Scott's stewardship. Again, it was our lenders who urged us to hire such a consultant to provide advice and oversight for overcoming the Company's problems.

              Moreover, Dr. Scott's proxy fight -- which has made the operational turnaround even more difficult -- has forced the Company to require Price Waterhouse's services even more.

              IN OUR VIEW, STEVEN SCOTT SURELY HAS NO ONE TO BLAME BUT HIMSELF FOR THE COSTS INCURRED TO CLEAN UP THE FINANCIAL MESS HE CREATED.

          DECIDE FOR YOURSELF HOW INDEPENDENT DR. SCOTT'S NOMINEES ARE.

              Steven Scott thinks his two hand-picked candidates, the two current directors who are his staunch supporters, and he himself -- who together would comprise a five director majority on Coastal's nine seat Board -- are best qualified to move Coastal forward. We sharply disagree and believe you will, too, once you examine who they are, their conflicts of interest and the extent of their personal loyalty to Dr. Scott.

              - SCOTT NOMINEE MITCHELL W. BERGER IS AN ATTORNEY WHOSE FIRM HAS REPRESENTED DR. SCOTT ON NUMEROUS PERSONAL MATTERS, INCLUDING CERTAIN REAL ESTATE MATTERS AGAINST SUBSIDIARIES OF THE COMPANY. FOR EXAMPLE, MR. BERGER'S FIRM REPRESENTED AN ENTITY DR. SCOTT CONTROLLED, CORAL RIDGE PROPERTY LAND TRUST, AS LANDLORD TO SUBSIDIARIES OF THE COMPANY. IN FACT, MR. BERGER HAS SERVED AS TRUSTEE TO THIS ENTITY AND HE IS THEREFORE NAMED AS LANDLORD ON THE EXECUTED LEASE.

              - Current director and Scott supporter Dr. Bertram Walls was a medical resident at Duke University with Dr. Scott. Later, Dr. Walls joined Dr. Scott in a private medical practice. He serves as trustee for certain trusts for Dr. Scott's children.

              - DR. WALLS IS ALSO PRESIDENT OF CENTURY AMERICAN INSURANCE GROUP, A FIRM 100% OWNED BY DR. SCOTT, WHICH VIRTUALLY HAS NO OTHER PURPOSE THAN TO ACT AS COASTAL'S INSURER. CURRENT PREMIUMS PAID BY COASTAL AND COASTAL PHYSICIANS ARE IN THE AGGREGATE GREATER THAN $20 MILLION PER YEAR. CURRENTLY, DR. WALLS IS SEEKING AN UNPRECEDENTED FIVE YEAR CONTRACT FOR CENTURY WITH COASTAL ON DR. SCOTT'S BEHALF.





              - Another Scott nominee, Henry Murphy, is a retired accountant personally selected by Dr. Scott, but with no disclosed experience in the health care field.

              - Current director John A. Hemingway also has a long-standing relationship with Dr. Scott. Following his removal as Secretary of the Company and as President of Coastal Physician Services -- actions to which Dr. Scott strongly objected -- Hemingway claimed that he had in effect been terminated by the Company.

              - AS A RESULT, MR. HEMINGWAY DEMANDED A LUMP-SUM PAYMENT OF NEARLY FIVE MONTHS' SALARY, PLUS CONTINUING COMPENSATION TOTALING $1 MILLION, PAYABLE IN EQUAL INSTALLMENTS OVER A FIVE YEAR PERIOD. HE CLAIMED THIS WAS PROMISED TO HIM IN AN ORAL AGREEMENT WITH DR. SCOTT, BUT WE BELIEVE MR. HEMINGWAY IS NOT ENTITLED TO THESE PAYMENTS.

              - FURTHERMORE, MR. HEMINGWAY IS SEEKING TO BE RELEASED FROM A NON-COMPETE CLAUSE IN HIS CONTRACT SO THAT HE -- A COASTAL DIRECTOR WITH A FIDUCIARY OBLIGATION TO ITS SHAREHOLDERS -- CAN COMPETE DIRECTLY WITH
                   COASTAL.

                   DON'T TURN CONTROL OF YOUR COMPANY OVER TO
                           DR. SCOTT AND HIS NOMINEES.

              We believe Dr. Scott's attempts to mislead you about costs are just a means to obscure his true motive -- to regain control of the Board. He seeks to replace Mr. Hatcher, a truly independent director, and Mr. Piemont, your Company's CEO, with two hand-picked candidates who would join with Dr. Scott and the two Scott supporters already on the Board to constitute a five director, Scott-controlled majority.

              YOU SHOULD ALSO BE AWARE THAT DR. SCOTT INTENDS TO SEEK REIMBURSEMENT -- WITHOUT YOUR APPROVAL -- FOR HIS PROXY CONTEST EXPENSES USING SHAREHOLDER FUNDS, WHICH HE CURRENTLY ESTIMATES AT $650,000! THIS IS IN ADDITION TO HIS INSTIGATING COSTLY AND SELF-SERVING LITIGATION AGAINST THE COMPANY AND ITS OFFICERS IN AN ATTEMPT TO BE REINSTATED AS PRESIDENT AND CHIEF EXECUTIVE OFFICER, AS WELL AS COMMENCING AN EXPENSIVE AND DISTRACTING PROXY FIGHT TO TRY TO REGAIN CONTROL OF COASTAL.

          YOUR MANAGEMENT'S PLANS FOR MAXIMIZING VALUE FOR SHAREHOLDERS.

              Your management is actively exploring a number of strategic options in the course of maximizing Coastal's share value. These include:

         -    selling the entire Company,





         - disposing of assets which we had not originally planned to sell,

         - or obtaining an investment from strategic or financial partners.

              WE ASSURE YOU THAT WE WILL CONTINUE TO AGGRESSIVELY PURSUE ALL REASONABLE AND RESPONSIBLE COURSES OF ACTION ON YOUR BEHALF. WE ALSO HOPE SHORTLY TO ANNOUNCE AN ASSET SALE FROM WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS RECEIVED WILL BE USED TO MEET THE COMPANY'S SHORT-TERM CASH FLOW REQUIREMENTS.

              At our September 27 Annual Meeting, we will be pleased to present in more detail the progress we have made in maximizing value for the benefit of all Coastal shareholders. We think the choice between your management's nominees and Dr. Scott's slate is clear. DR. SCOTT HAS ALREADY HAD HIS CHANCE TO RUN COASTAL AND HIS PERFORMANCE NEARLY BANKRUPTED THE COMPANY. WHO COULD POSSIBLY WANT TO GIVE HIM ANOTHER CHANCE IN LIGHT OF HIS SHOCKINGLY POOR RECORD?

               REMEMBER -- ONLY YOUR LATEST DATED PROXY WILL COUNT.

              Please sign, date and return the enclosed WHITE proxy in support of your management's candidates for the Board. Even if you have already voted a BLUE Scott proxy, you have every legal right to change your mind and vote a WHITE card.

              If you have further questions or need instructions on how to vote your shares or to change your vote, please contact MacKenzie Partners, Inc., which is assisting us with this contest, toll-free at (800) 322-2885.

              We appreciate the continuing support and encouragement we have received from shareholders.


         Sincerely yours,

         /s/ Jacque J. Sokolov, M.D.        /s/ Joseph G. Piemont
         JACQUE J. SOKOLOV, M.D.            JOSEPH G. PIEMONT
         Chairman of the Board              President and Chief Executive
                                               Officer


              If you have any questions or need assistance in voting your shares or changing your vote, please contact:


                             MACKENZIE PARTNERS, INC.
                                 156 Fifth Avenue
                             New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                        or
                          CALL TOLL-FREE (800) 322-2885